360 Funds 485BPOS

Exhibit 99(g)(9)

Dated: December 1, 2019

EXHIBIT A

TO THE CUSTODY AGREEMENT BETWEEN

360 FUNDS STRST AND FIFTH THIRD BANK

December 1, 2019

Name of Fund	Date

Stringer Growth	04/01/2013
WP Large Cap Income Plus	07/15/2013
Stringer Moderate Growth	03/01/2015
Fintrust Income & Opportunity	11/01/2015
Crow Point Alternatives	10/13/2017
Crow Point Defined Risk Global Equity	10/13/2017
Crow Point Alternative Income	10/13/2017
Powell Alternative Income Strategies	12/15/2017
Midwood Long Short Equity Fund	12/01/2019

By:

Its:	Ted L Akins VP of Operations

Date:	December 1, 2019

Fifth Third Bank

By:

Its: